<Captiion>

									  EXHIBIT 11


		       THE SOUTHLAND CORPORATION AND SUBSIDIARIES

		     STATEMENT RE COMPUTATION OF PER-SHARE EARNINGS
			  (IN THOUSANDS, EXCEPT PER-SHARE DATA)

		     CALCULATION OF EARNINGS (LOSS) PER COMMON SHARE


										THREE MONTHS
									       ENDED MARCH 31,
								--------------------------------
								      1996             1995
								--------------   ---------------
Net earnings (loss).  .  .  .  .  .  .  .  .  .  .  .  .  .  .  $       5,489    $        (962)
Add interest on Convertible Debt, net of tax  .  .  .  .  .  .          2,082           -
								--------------   ---------------
Net earnings (loss) applicable to common stock and
    equivalents outstanding .  .  .  .  .  .  .  .  .  .  .  .  $       7,571    $        (962)
								==============   ===============
Weighted average number of common shares outstanding   .  .  .        409,923          409,923
Weighted average number of common shares issuable
    upon conversion of Convertible Debt .  .  .  .  .  .  .  .         72,112              -
								--------------   ---------------
Weighted average number of common shares and
   equivalents outstanding  .  .  .  .  .  .  .  .  .  .  .  .        482,035          409,923
								==============   ===============
Net earnings (loss) per common share and equivalents
    (Primary and Fully Diluted)   .  .  .  .  .  .  .  .  .  .         $.02            $  -
								       ====            ====


						Tab 1
